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Code of Ethics

Personal investing Gifts and entertainment Outside activities Client confidentiality

1 November 2022

Jean M. Hynes

Chief Executive Officer

The reputation of a thousand years may be determined by the conduct of one hour.

– Ancient proverb

A message from our CEO

Our ability to thrive as an organization is driven by our shared values, and integrity is at the top of thelist. This is reflected in our commitment to the "Client, Firm, Self" framework, through which all of our decisions should be viewed if we are to earn and maintain the trust of our clients.

Each and every one of us has a role to play in sustaining our clients'trust.We must test every decision we make,no matter how small, againstour fiduciary obligations and our high ethical standards. If there is the slightest doubt about whether a decisionis in the best interestsof our clients,then bring it to someone's attention — your manager, the Legal and Compliance team, or any of my direct reports. But don't just let it go. This is what it meansto be a fiduciary: complete dedication to conscientious stewardship of client assets.

To support this mandate, our Code of Ethics sets out standards for our personal conduct, including personal investing, acceptance of gifts and entertainment, outside activities,and client confidentiality.Please take the time to read the Code, familiarize yourself with the rules, and determine what you need to do to comply with them. Remember, too, that while our Code of Ethics is reviewed and updated regularly,no set of rules canaddressevery possible circumstance. And so I ask you to remain vigilant, exercise good judgment, ask for help when you need it, consider not just the letter but the spirit of the laws that govern our industry, and do your part to safeguard our clients' trust.

Sincerely,

Jean M. Hynes

Chief Executive Officer

Wellington Management Code of Ethics	1

Standards of conduct

Our standards of conduct are straightforward and essential. Any transaction or activity that violates either of the standards of conduct belowis prohibited, regardless of whether it meets the technical rules found elsewhere in the Code of Ethics.

1.We act as fiduciaries to our clients. Each of us must put our clients'interestsabove our ownand must not take advantage of our management of clients' assets for our own benefit. Our firm's policies and procedures implement these principles with respect to our conduct of the firm's business. ThisCode of Ethics implements the same principles with respect to our personal conduct. The procedures set forth in the Code govern specific transactions, but each of us must be mindful at all times that our behavior, including our personal investing activity, must meet our fiduciary obligations to our clients.

2.We act with integrity and in accordance with both the letter and the spirit of the law.

Our business is highly regulated, and we are committed as a firm to compliance with those regulations. Each of us must also recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisors, as well as more broadly applicable laws ranging from the prohibition against trading on material nonpublic information and other forms of market abuse to anticorruption statutes such as the US Foreign Corrupt Practices Act and theUK Bribery Act. The firm provides training on their requirements. Each of us must take advantage of these resources to ensure that our own conduct complies with the law.

Who is subject to the Code of Ethics?

Our Code of Ethics appliesto all employees of Wellington Managementand its affiliates around the world. Its restrictions on personal investing also applyto temporary personnel (including co-ops and interns) and consultants whose tenure with Wellington Management exceeds 90 days and who are deemed by the Chief ComplianceOfficer to have access to nonpublic investment research, client holdings, or trade information.

All Wellington Management personnel receive a copy of the Code of Ethics (and any amendments) and must certify,upon joining the firm and annually thereafter,that theyhave read and understood it and have complied with its requirements.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee. You also have the right to report violations of law or regulation directlyto relevantgovernmental agencies.You donot need the firm's prior authorization to make any such report or disclosures and are not required to notify the firm that you have done so.

For additional information regarding our Code of Ethics Policy refer to theGuide to Our Policy document available on the firm's Intranet.

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Personal investing

As fiduciaries,each of usmust avoidtaking personal advantage of our knowledge of investment activityin client accounts. Although our Code of Ethics sets out a number of specific restrictions on personal investing designed to reflect this principle, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients.

Which types of investments and related activities are prohibited?

Our Code of Ethics prohibits the following personal investments and investment-related activities:

•Purchasing or selling the following:

–Initial public offerings (IPOs) of any securities

–Securities of an issuer being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled

–Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendationfrom a global industryresearch or fixedincome credit analyst until two business days following issuance or reissuance of the recommendation

–Securities of an issuer thatis mentioned at the Morning Meeting or the EarlyMorning Meeting until two business days following the meeting

–Securities that are the subject of a firmwide restriction

–Single-stock futures

–Single-Stock ETFs (including LeveragedSingle-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single- Stock ETFs)

–Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stockETFs and single stock futures)

–Options with an expiration date that is within 60 calendar days of the transaction date (excluding shares of exchange-traded funds (ETFs))

–Securities of broker/dealers (or their affiliates) thatthe firm has approved for execution of client trades

–Securities of any securities market or exchange on which the firm trades on behalf of clients

•Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer

•Taking a profit from any trading activitywithin a

60-calendar day window

• Using a derivative instrumentto circumvent a restriction in the Code of Ethics

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WHICH INVESTMENT ACCOUNTS MUST BE REPORTED?

You are required to report any investment account over which you exercise investment discretion or from which any of the following individualsenjoy economic benefits:(i) your spouse, domestic partner,or minor children, and (ii) any other dependents living in your household,

AND

that holds or is capable of holding any of the following covered investments:

•Shares of stocks, ADRs, or other equity securities (including any security convertible into equity securities)

•Bonds or notes (other than sovereign government bonds issued by Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States, as well as bankers' acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)

•Interest in a variable annuity product in which the underlying assets are held in a subaccount managed by Wellington Management

•Shares of exchange-traded funds(ETFs)

•Shares of closed-end funds

•Options on securities

•Securities futures

•Interest in private placement securities (other than Wellington Management sponsored products)

•Shares of funds managed by Wellington Management (other than money market funds) Please see Appendix A for a detailed summary of reporting requirements by security type.

For purposes of the Code of Ethics, these investment accounts are referred to as reportable accounts. Examples of common account types include brokerage accounts, retirement accounts, employee stock compensation plans, and transfer agent accounts.Reportable accountsalsoinclude those from whichyouor an immediate family member may benefit indirectly, such as a family trust or family partnership, and accounts in which you have a joint ownershipinterest, such as a joint brokerageaccount.

Accounts not requiring reporting

You do not need to report the following accounts via the Code of Ethics System since the administrator will provide the Code of EthicsTeam with accessto relevant holdingsand transactioninformation:

•Accounts maintained within the Wellington Retirement and Pension Plan or similar firm- sponsored retirement or benefit plans identified by the Ethics Committee

•Accounts maintained directly with Wellington Trust Company or other Wellington Management Sponsored Products

Although these accounts do not need to be reported, your investment activities in these accounts must comply with the standards of conduct embodied in our Code of Ethics.

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Managed account exemptions

An account from which you or immediate family members could benefit financially, but over which neither you nor they have any investment discretion or influence (a managed account), may be exempted from the Code of Ethics' personal investing requirements upon written request and approval. An example of a managed account would be a professionally advised accountaboutwhich youwill not be consulted or have anyinput on specific transactions placed by the investment manager prior to their execution.

Designated Brokers for US Reportable Accounts

US-based reportable accounts must be held at one or more of the brokers ontheDesignatedBrokers List. This requirement does not apply to managed accounts that are exempt from certain provisions of the Code of Ethics, employee stock purchase and stock option plans and other accounts (including pension, retirement and compensation accounts) required to be held at a specific broker.

New employees must transfer all reportable accounts to a Designated Broker within 45 days from the start of their employment.

WHAT ARE THE REPORTING RESPONSIBILITIES FOR ALL PERSONNEL?

Initial and annual holdings reports

You must disclose all reportable accounts and all covered investments you hold within 10 calendar days after you begin employment at or association with Wellington Management. You will be required to reviewand update your holdings and securities account information annually thereafter.

For initial holdings reports, holdings information must be current as of a date no more than45 days prior to the date you became covered by the Code of Ethics.

Please note that you cannot make personal trades until you have filed an initial holdings report via the Code of Ethics System on the Intranet.

Non-volitional transactions include:

dividend reinvestment or rebalancing plans

holders (suchas splits,tender offers, mergers,

For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted. Please note that your annual holdings report must account for both volitional and non-volitional transactions.

At the time you file your initial andannual reports, youwill be askedto confirmthatyouhave read and understood the Code of Ethics and any amendments.

Quarterly transactions reports

You must submit a quarterlytransactionreportno later than30calendar daysafter quarter-end via the Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide informationregarding all volitional transactionsin coveredinvestments.

Duplicate statements and trade confirmations

For each of your reportable accounts,you are required toprovide duplicate statementsand duplicate trade confirmations to Wellington Management.

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WHAT ARE THE PRECLEARANCE RESPONSIBILITIES FOR ALL PERSONNEL?

Preclearance of publicly traded securities

You must receive clearancebefore buying or selling stocks, bonds, options, and most other publicly traded securities in anyreportable account. A full list of the categories of publicly traded securities requiring preclearance, and of certain exceptions to this requirement, is included in Appendix A. Transactions in accounts that are notreportable accounts do not require preclearance or reporting.

Preclearance requests must be submitted online via the Code of Ethics System, which is accessible through the Intranet. If clearance is granted, the approval will be effective for a period of 24 hours. If you preclear a transaction and then place a limit order with your broker, that limit order must either be executed or expire at the end of the 24-hour period. If you want to execute the order after the 24-hour period expires, you must resubmit your preclearance request.

Please note that preclearance approvaldoesnotalter yourresponsibility to ensure that eachpersonal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out inour Code of Ethics.

Caution on short sales, margin transactions, and options

You may engage in short sales and margin transactions and may purchaseor sell options (excluding options on ETFs) provided you receive preclearance and meet all other applicable requirements under our Codeof Ethics (including the additional rules for investment professionals described on page 7). Please note, however, that these typesof transactionscan have unintended consequences.For example,any sale by your broker to cover a margin call or to buy in a short position will be in violation of theCode unless precleared. Likewise, any volitional sale of securities acquired at the expirationof a long call option will be in violation of the Code unless precleared.You are responsible for ensuring any subsequent volitional actionsrelating to these typesof transactions meet the requirements of the Code.

Preclearance of private placement securities

You cannot invest in securities offered topotential investors in a private placement without firstobtaining prior approval. Approval maybe granted after a review of the facts and circumstances, including whether:

•an investmentin the securities is likelyto resultin future conflictswithclient accounts (e.g., upon a future public offering), and

•you are being offered the opportunity due to your employment at or association with Wellington Management.

Investmentsin our ownprivately offered investment vehicles(our Sponsored Products),including collective investment funds and common trust funds maintained by Wellington Trust Company, na, our hedge funds, and our non-US domiciled funds, have been approved under the Code and therefore do not require the submission of a Private Placement Approval Form.

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WHAT ARE THE ADDITIONAL REQUIREMENTS FOR

INVESTMENT PROFESSIONALS?

If you are a portfolio manager, research analyst, or other investment professional who has portfolio management responsibilities for a client account (e.g., designated portfolio manager, backup portfolio manager, investment team member), or who otherwise has direct authority to make decisions to buy or sell securities in a client account (referred to here as an investment professional),youare required to adhere to additional rules andrestrictionson your personal securities transactions. However, as no set of rules can anticipate every situation,youmust remember to place our clients'interests first whenever youtransact in securities that are also held in client accounts you manage.

The following provisions of the code are intendedto allowinvestmentprofessionals to make long-term investments in securities.However,youmay not be able tosell personal investments for extended periods of time and therefore should consider the liquidity,tax planning,market,and similar risksassociated with making personal investments in securities of an issuer that are or may be heldin clientaccounts.

•INVESTMENT PROFESSIONAL BLACKOUT PERIODS — You cannot buy or sell a security (excluding shares of exchange-traded funds (ETFs)) for a period of 14calendar days beforeorafterany transaction in the same issuer by a client account for which you serve as an investment professional. In addition, you may not sell personal holdings in a securityof the same issuer that is heldby a client account for which you serve as an investment professional until the later of the following periods: (i) one calendaryear from the date of your last purchase and (ii) 90 calendar days after all of your client accounts liquidate all holdings of the same issuer.

If you anticipate receiving a cash flowor redemption request in a client portfolio thatwill result in the purchase or sale of securities that you also holdin your personal account, you should take care to avoid transactions in those securities in your personal account in the days leading up to the client transactions. However, unanticipated cash flows and redemptions in client accounts and unexpected market events do occur from time to time,and a personal trademade in the prior 14daysshould never prevent you from buying or selling a security in a client accountif the trade wouldbe in the client's bestinterest.If youfind yourself in thatsituation and need to buy or sell a security in a client account withinthe 14 calendar daysfollowing your personal transaction in a security of the same issuer, you should attempt to notify the Code of Ethics Team or your local ComplianceOfficer in advance of placing the trade.If you are unable toreach any of those individualsandthe trade is time sensitive, you should proceed with the client trade and notify the Code of Ethics Team promptly after submitting it.

•SHORT SALES BY AN INVESTMENT PROFESSIONAL— An investment professional may not personally take a short position in a security of an issuer in which he or she holds a long position in a client account.

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Gifts and entertainment

Our guiding principle of "client, firm, self" also governs the receipt of gifts and entertainment from clients, consultants,brokers/dealers, researchproviders,vendors,companiesin whichwe may invest,andotherswith whom the firm does business. As fiduciariesto our clients,we mustalwaysplace our clients'interestsfirst and cannot allow gifts or entertainment opportunities to influence the actions we take on behalf of our clients. In keeping with thisstandard, you must follow several specific requirements:

ACCEPTING GIFTS — Youmay only acceptgifts of nominal value, which include logoed items,flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$100 or the local equivalent per year from a single source.You may not accept a gift of cash,including a cash equivalent such as a gift card,regardlessof the amount.If youreceive a gift that violatestheCode,youmust returnthe gift or consult withthe Chief Compliance Officer todetermine appropriate action under the circumstances.

ACCEPTING BUSINESS MEALS — Business meals are permitted provided that neither the cost nor the frequency is excessive and there is a legitimate businesspurpose.If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of your proportionate share of the total cost of the meal if the approximate value of the meal is more than US$100 or the local equivalent.

ACCEPTING ENTERTAINMENT OPPORTUNITIES — The firm recognizes that participationin entertainmentopportunities with representatives from organizations with which the firm does business, such as consultants, broker/dealers, research providers, vendors, and companies in which we may invest, can help to further legitimate business interests. However, participation in such entertainment opportunities should be infrequent and is subject to the following conditions:

1.A representative of the hosting organization must be present;

2.The primary purpose of the event must be to discuss business or to build a business relationship;

3.You must receive prior approval from your business manager;

4.If the host is a broker/dealer or researchprovider,the host must be reimbursed for the full amount of the entertainment opportunity; and

5.For all other entertainment opportunities,the host must be reimbursedfor the full face value of any entertainment ticket(s) if:

•the entertainment opportunity requires a ticket witha face valueof more thanUS$200 or the local equivalent, or is a high-profile event (e.g., a major sporting event),

•you wish to accept more than one ticket, or

•the host has invited numerous Wellington Management representatives.

Business managers must clear their own participation under the circumstances described above with the Chief ComplianceOfficer or Chair of the Ethics Committee.

Please note that even if you pay for the full face value of a ticket, you may attend the event only if the host is present.

LODGING AND AIR TRAVEL — You may not accept a gift of lodging or air travel in connection with any entertainment opportunity. If you participate in an entertainment opportunity for which lodging or air travel is paid for by the host, you must reimburse the host for the equivalent cost, as determined by Wellington Management's travel manager.

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SOLICITING GIFTS, ENTERTAINMENT OPPORTUNITIES, OR CONTRIBUTIONS — In your capacity as an employee of the firm, you may not solicit gifts, entertainment opportunities, or charitable or political contributions for yourself, or on behalf of clients, prospects, or others, from brokers, vendors, clients, or consultants with whom the firm conducts business or from companies in which the firm may invest.

SOURCING ENTERTAINMENT OPPORTUNITIES — Youmay not request ticketstoentertainment events from the firm's Trading department or any other Wellington Management department, or employee, nor from any broker,vendor,company in whichwe may invest,or other organizationwith whichthe firm conducts business.

Outside activities

While the firm recognizes that you may engage in business or charitable activities in your personal time, you must take steps to avoid conflicts of interest between your private interests and our clients' interests. As a result, all significant outside business or charitable activities (e.g., additional employment, consulting work, directorships or officerships) must be approved by your business manager and by the Chief Compliance Officer, General Counsel, or Chair of the Ethics Committeeprior to the acceptance of such a position (or if you are new, upon joining the firm). Approval will be grantedonly if it is determined that the activity does not present a significant conflict of interest. Directorships in publiccompanies (or companies reasonably expected to become publiccompanies) will generallynot be authorized, whileservice with charitableorganizations generally will be permitted.

Client confidentiality

Any nonpublic information concerning our clients that you acquire in connection with your employment at the firm is confidential. Thisincludes information regarding actual or contemplatedinvestmentdecisions, portfolio composition, research recommendations, and client interests. You should not discuss client business, including the existence of a client relationship, withoutsiders unlessit is a necessary part of your job responsibilities.

How we enforce our Code of Ethics

Legal and Compliance is responsible for monitoring compliance with the Code of Ethics. Members of Legal and Compliancewill periodicallyrequest certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief ComplianceOfficer, General Counsel, or Chair of the Ethics Committee.

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Potential violationsof the Code of Ethicswill be investigatedandconsideredby representativesof Legal and Compliance and/or the Ethics Committee. All violations of the Code of Ethics will be reportedto the Chief

ComplianceOfficer. Violations are taken seriously and may result in sanctions or other consequences, including:

•a warning

•referral to your business manager and/or senior management

•reversal of a trade or the return of a gift

•disgorgement of profits or of the value of a gift

•a limitation or restriction on personal investing

•termination of employment

•referral to civil or criminal authorities

If you become aware of any potential conflicts of interest that you believe are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer, the General Counsel, or the manager of the Code of Ethics Team.

Exceptions from the Code of Ethics

The Chief Compliance Officer may grant an exception from theCode, including preclearance, other trading restrictions, and certainreporting requirements ona case-by-case basisif it is determinedthatthe proposed conduct involves no opportunity for abuse and does not conflictwith clientinterests. Exceptions are expected to be rare.

Closing

As a firm, we seek excellence in the people we employ,the productsand services we offer,the way we meet our ethical and fiduciary responsibilities,and the working environment we create for ourselves.Our Code of Ethics embodies that commitment. Accordingly, each of usmust take care that our actions fully meet the high standards of conduct and professional behavior we have adopted. Most importantly, we must all remember "client, firm, self" is our most fundamental guiding principle.

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APPENDIX A

No Preclearance or Reporting Required:

Open-end investment funds not managed by Wellington Management1

Interests in a variable annuity product in which the underlying assets are held in a fund not managed by Wellington Management

Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom

Cash

Money market instruments or other short-term debt instruments rated P-1 or P-2, A-1 or A-2, or their equivalents2

Bankers' acceptances, CDs, commercial paper

Wellington Trust Company Pools

Wellington Sponsored Hedge Funds

Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, and associated derivatives

Options, forwards, and futures on commodities and foreign exchange, and associated derivatives

Transactions in approved managed accounts

Reporting of Securities Transactions Required (no need to preclear and not subject to the 60-day holding period):

Open-end investment funds managed by Wellington Management1 (other than money market funds)

Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management

Futures and options on securities indices

Shares of exchange-traded funds (ETFs)

Gifts of securities to you or a reportable account

Gifts of securities from you or a reportable account

Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

Preclearance and Reporting of Securities Transactions Required:

Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers' acceptances, CDs, commercial paper, and high- quality, short-term debt instruments)

Stock (common and preferred) or other equity securities, including any security convertible into equity securities

All Closed-end funds

Unit investment trusts

American Depositary Receipts

Options on securities (but not their non-volitional exercise or expiration), excluding ETFs

Warrants

Rights

Prohibited Investments and Activities:

Initial public offerings (IPOs) of any securities

Single-stock futures

Single-Stock ETFs (including Leveraged Single-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-Stock ETFs)

Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stock ETFs and single stock futures)

Options expiring within 60 days of purchase,

Securities being bought or sold on beha lf of c lients until one trading day after suc h buy ing or selling is completed or canceled

Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation

Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting

Securities on the firmwide restricted list

Profiting from any short-term (i.e., within 60 days) trading activity

Securities of broker/dealers or their affiliates with which the firm conducts business

Securities of any securities market or exchange on which the firm trades

Using a derivative instrument to circumvent the requirements of the Code of Ethics

Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer,

This appendix is current as of 21 September 2022 and may be amended at the discretion of the Ethics Committee.

1A list of funds advised or subadvised by Wellington Management ("Welling ton-Ma nag ed Funds") is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund.

2If the instrument is unrated, it must be of equivalent duration and comparable quality.

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